Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet at June 30, 2002 reflects the merger as if it had occurred on the balance sheet date. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2001 and the six months ended June 30, 2002 reflect the merger as if it had occurred on January 1, 2001, the beginning of the fiscal year presented.

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Olin and Chase and give effect to the merger under the purchase method of accounting and apply the assumptions and adjustments as discussed in the accompanying notes to such statements, including assumptions relating to the allocation of the consideration paid for the assets and liabilities of Chase based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the pro forma financial statements after final valuation procedures are completed following the closing of the merger. In the opinion of Olin and Chase, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial statements have been made based on the proposed terms and structure of the merger.

The unaudited pro forma condensed combined financial data do not give effect to any potential cost savings or other synergies that could result from the merger. Olin is in the process of developing a plan to integrate the operations of Chase with the operations of Olin. On a combined basis, there were no material transactions between Olin and Chase during the periods presented. There are no material differences between the accounting policies of Olin and Chase.

The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information for illustrative purposes necessary to comply with the disclosure requirements and are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated on any of the assumed dates referred to in the first paragraph above, nor is it necessarily indicative of future operating results or financial position.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in Olin’s Form 10-K/A, as filed on August 13, 2002, for its fiscal year ended December 31, 2001 and Quarterly Report on Form 10-Q for its quarter ended June 30, 2002 and Chase’s Form 10-K for its fiscal year ended December 31, 2001 and Quarterly Report on Form 10-Q for its quarter ended June 30, 2002.

Unaudited Pro Forma Condensed Combined Balance Sheet
June 30, 2002
(Dollars in millions)

	Olin	Chase	Pro Forma Adjust-ments		Pro Forma Combined
	(a)	(a)
Assets:
Cash and Cash Equivalents	$89	$10	$—		$99
Short-Term Investments	25	—	—		25
Accounts Receivable, Net
—Trade	163	28	—		191
—Other	9	—	—		9
Inventories, Net	227	12	—		239
Income Taxes Receivable	14	—	(3	)(c)	11
Other Current Assets	51	6	—		57

Total Current Assets	578	56	(3)		631
Property, Plant and Equipment, Net	441	118	20	(d)	579
Goodwill	42	—	42	(b)	84
Other Assets	79	1	—		80

Total Assets	$1,140	$175	$59		$1,374

Liabilities and Shareholders’ Equity:
Current Installment—Long-Term Debt	$2	$—	$—		$2
Accounts Payable	98	14	—		112
Income Taxes Payable	—	3	(3	)(c)	—
Accrued Liabilities	126	5	6	(e)	137

Total Current Liabilities	226	22	3		251
Long-Term Debt	328	—	—		328
Deferred Taxes	76	12	—		88
Other Liabilities	210	11	—		221

Total Liabilities	840	45	3		888

Commitments and Contingencies
Shareholders’ Equity:
Common Stock	47	—	10	(f)	57
Additional Paid-In Capital	263	32	171	(f)
			5	(g)
			(32	)(h)	439
Accumulated Other Comprehensive Loss	(15)	(1)	1	(h)	(15)
Retained Earnings	5	99	(99	)(h)	5

Total Shareholders’ Equity	300	130	56		486

Total Liabilities and Shareholders’ Equity	$1,140	$175	$59		$1,374

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement of Income
Six Months Ended June 30, 2002
(Dollars and shares in millions, except per share data)

	Olin	Chase	Pro Forma Adjust-ments	Pro Forma Combined
	(a)	(a)
Sales	$609	$123	$—	$732
Operating Expenses:
Cost of Goods Sold	555	110	1 (i)	666
Selling and Administration	57	5		62
Research and Development	2	—		2
Earnings (Loss) of Non-Consolidated Affiliates	(8)	—		(8)
Interest Expense	15	—		15
Interest Income	2	—		2
Other Income	2	—		2

Income (Loss) from Continuing Operations Before Taxes	(24)	8	(1)	(17)
Income Tax Provision (Benefit)	(6)	3	—	(3)

Income (Loss) from Continuing Operations	(18)	5	(1)	(14)
Discontinued Operations	—	1	—	1

Net Income (Loss)	$(18)	$6	$(1)	$(13)

Net Income (Loss) per Common Share:
Basic:
Continuing Operations	$(0.40)	$0.32		$(0.25)
Discontinued Operations	—	0.07		0.02

Total Net Income (Loss)	$(0.40)	$0.39		$(0.23)

Diluted:
Continuing Operations	$(0.40)	$0.31		$(0.25)
Discontinued Operations	—	0.07		0.02

Total Net Income (Loss)	$(0.40)	$0.38		$(0.23)

Average Common Shares Outstanding(j):
Basic	45.4	15.3		55.4

Diluted	45.4	15.6		55.4

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statement of Income
Year Ended December 31, 2001
(Dollars and shares in millions, except per share data)

	Olin	Chase	Pro Forma Adjust-ments	Pro Forma Combined
	(a)	(a)
Sales	$1,271	$232		$1,503
Operating Expenses:
Cost of Goods Sold	1,122	208	$1 (i)	1,331
Selling and Administration	116	11		127
Research and Development	5	—		5
Earnings (Loss) of Non-Consolidated Affiliates	(8)	—		(8)
Interest Expense	17	—		17
Interest Income	1	—		1
Other Income	22	—		22
Gain (Loss) on Sales and Restructurings of Businesses and Spin-off Costs	(39)	—		(39)

Income (Loss) from Continuing Operations Before Taxes	(13)	13	(1)	(1)
Income Tax Provision (Benefit)	(4)	5	—	1

Income (Loss) from Continuing Operations	$(9)	$8	$(1)	$(2)

Income (Loss) from Continuing Operations per Common Share:
Basic	$(0.22)	$0.53		$(0.04)

Diluted	$(0.22)	$0.53		$(0.04)

Average Common Shares Outstanding(j):
Basic	43.6	15.3		53.6

Diluted	43.6	15.5		53.6

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(a) These columns represent historical results of operations and financial position.

(b) This adjustment reflects the initial estimate made by Olin’s management of the excess of the total merger consideration over the estimated fair value of tangible net assets of Chase to be acquired. The following is a calculation (for purposes of this note only, in millions except share price):

June 30, 2002
Consideration:
Shares of Olin common stock to be issued in the merger	10
Olin average price per share a few days before and after the merger agreement was announced on May 8, 2002	$18.11

Value of Olin common stock to be issued in the merger	$181
Estimated Olin transaction fees and expenses	6
Fair value of Chase options to be converted to Olin options	5
Estimated fair value of net assets acquired	(150)

Preliminary goodwill	$42

The total merger consideration will be allocated to the assets and liabilities of Chase based on their estimated fair value. The excess of the total merger consideration over the historical book value of Chase’s net assets has been allocated to goodwill and fixed assets. The final allocation of the merger consideration to the Chase assets acquired and liabilities assumed depends upon certain valuations and studies that have not progressed to a stage where there is sufficient information to make a final allocation in the accompanying pro forma condensed combined financial information. In accordance with Statement of Financial Accounting Standards No. 142,”Goodwill and Other Intangible Assets”, Olin ceased amortizing goodwill as of January 1, 2002. We anticipate that a portion of the purchase price up to $20 million will be allocated to fixed assets. The estimated life for these fixed assets, which includes buildings and machinery and equipment, is 20 years.

(c) Reflects the reclassification of the income tax payable to income tax receivable.

(d) Reflects the adjustment of Chase fixed assets to fair value.

(e) Reflects estimated merger fees and expenses of Olin. The impact of these fees and expenses have been reflected in the unaudited pro forma condensed combined unaudited balance sheet and statement of income as an increase in the merger consideration.

(f) Reflects the issuance of approximately 10 million shares of Olin common stock in connection with the merger pursuant to which each issued and outstanding share of Chase common stock will be converted into the right to receive 0.6400 shares of Olin common stock.

(g) Reflects the estimated fair value of the Chase options to be converted to Olin options.

(h) Reflects the elimination of Chase’s stockholders’ equity accounts including the elimination of accumulated other comprehensive loss.

(i) Reflects the depreciation of the fixed asset adjustment.

(j) Pro forma per share data is based on the number of shares of common stock and common equivalent shares that would have been outstanding had the merger occurred on the earliest date presented.